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                                                                    Exhibit 99.2

                               FIRST AMENDMENT TO
                                   ALLOY, INC.
                              AMENDED AND RESTATED
                            2002 RESTRICTED STOCK AND
                         NON-QUALIFIED STOCK OPTION PLAN
                         -------------------------------


         THIS FIRST AMENDMENT (the "FIRST AMENDMENT") to the Alloy, Inc. Amended and Restated 2002 Stock Incentive and Non-Qualified Stock Option Plan (the "PLAN"), is made as of May 28, 2003. Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

         WHEREAS, the Board of Directors (the "BOARD") of Alloy, Inc. (the "COMPANY") previously adopted, and currently maintains the; and

         WHEREAS, the Board of Directors deemed it desirable to amend the Plan to prohibit the repricing of awards made under the Plan; and

         WHEREAS, pursuant to Section 28 of the Plan, the Board, as the Administrator, has the power to amend the Plan to effect such amendment, and has adopted resolutions providing for such amendment.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. The last paragraph of Section 8 of the Plan is hereby amended by adding the following at the end thereof:

         "Notwithstanding the foregoing, no Option may be repriced, replaced, regranted through cancellation or modified, in any event without shareholder approval (except in connection with a change in the Company's capitalization), if the effect would be to reduce the exercise price for the Shares underlying such Option."

         2. The last paragraph of Section 9 of the Plan is hereby amended by adding the following at the end thereof:

         "Notwithstanding the foregoing, no Stock Grant or Stock Grant Agreement may be repriced, replaced, regranted through cancellation or modified, in any event without shareholder approval (except in connection with a change in the Company's capitalization), if the effect would be to reduce the purchase price for the Shares subject to such Stock Grant."

Except as expressly set forth herein, the Plan remains in full force and effect.


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